Exhibit 10.25
Confidential

[***] Certain information in this document has been excluded because it both (i) is not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

Intracompany License Agreement
This Intracompany License Agreement (“Agreement”) is made as of Oct 14, 2019 (the “Effective Date”) by and between Transphorm Japan Epi, a Japanese company with an address at 2-5-15 Shinyokohama, Kohoku-ku, Yokohama City, Japan and company registration no.0200-01-132392 (“Subsidiary” or “TJE”); and Transphorm, Inc., with an office at 115 Castilian Drive, Goleta, CA, (“Transphorm”) (Transphorm and Subsidiary are each denoted a “Party” and collectively the “Parties”).
Background:
A.Subsidiary is a subsidiary of Transphorm Japan, Inc. (“Transform Japan”) in Japan;
B.Transform Japan is a subsidiary of Transphorm Inc. in Japan;
C.Transphorm and Transphorm Japan desire to engage Subsidiary to provide certain Services (as defined below), and Subsidiary desires to provide such Services to Transphorm, which will be governed by a separate Services Agreement (as defined below);
D.The Parties agree that Subsidiary wishes to perform the Services under the Services Agreement at arm’s length, and Company wishes to compensate Subsidiary for such Services at arm’s length, pursuant to applicable laws and regulation, as specified in the Services Agreement;
E.Separately, Transphorm and Nexperia entered into the Nexperia Supply Agreement, under which Nexperia can exercise certain rights upon the occurrence of any License Trigger Event (as defined below);
F.Transphorm has assumed an obligation towards Nexperia to i) cause Transphorm Japan to create Subsidiary, ii) transfer certain assets and technology to Subsidiary, and iii) have Subsidiary ready for running full GaN on Silicon initial engineering Epi Wafer recipe on or before 31st March 2020 and qualified Epi wafers on or before 31st March 2021; subject to Nexperia’s ongoing payments to the Subsidiary as agreed per the estimated technical project plan and project costs and payment plan listed in Schedule 1
G.In connection with the Services Agreement, the Parties seek to enter into this Agreement, under which Transphorm agrees to transfer certain Epi technology and grant to Subsidiary certain licenses, as specified below in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and agreements set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

1.	Definitions.
The following terms will have the meaning indicated below:
a.“Designated Acquirer” has the meaning ascribed in Section 2.d below.

b.“Intellectual Property Rights” means all proprietary or other rights throughout the world in and to (i) patents and patent applications, including, without limitation, any additions, continuations, continuations-in-part, divisions, reissues, reexaminations, renewals or extensions based thereon (“Patents”), (ii) copyrights and similar rights in works of authorship (“Copyrights”), (iii) trademarks, service marks, trade dress, and similar rights in indicia of origin (“Trademarks”), (iv) trade secret rights and similar rights in proprietary and confidential information (“Trade Secrets”), together with any other similar intellectual property rights that may exist in any relevant country or jurisdiction, and including, in each case, applications and registrations for any of the foregoing.
c.“Licensed IP Rights” means all Intellectual Property Rights owned, controlled or licensable by Transphorm as of the Effective Date related to the development, manufacture and sale of GaN based Epiwafers, to the extent that the performance of the Services requires a license to such Intellectual Property Rights.
d.“Licensed Technology” means designs, manufacturing plans, bills of materials, samples, materials, documentation and other information necessary for Subsidiary to perform the Services, as determined by Transphorm and made available by Transphorm to Subsidiary under this Agreement.
e.“License Trigger Event” has the meaning ascribed in the Nexperia Supply Agreement.
f.“Modified IP” has the meaning ascribed in Section 2.c of this Agreement.
g.“Nexperia” means Nexperia B.V., having its principal offices located at Jonkerbosplein 52, 6534AB Nijmegen, The Netherlands.
h.“Nexperia Supply Agreement” means the Supply Agreement effective on April 4, 2018, and entered into by Transphorm and Nexperia.
i.“Services” means certain services to be performed by Subsidiary for Transphorm, as more specifically defined in the Service Agreement. The Services will primarily consist of development, manufacturing and sales of GaN based power semiconductor epiwafer products for Transphorm.
j.“Services Agreement” means a services agreement in which Transphorm and Subsidiary intend to enter after the Effective Date.
k.“Epi Technology” means all technology necessary for Subsidiary to manufacture Epi Wafers using the EPI process (whereby “Epi Wafers” and “Epi Process have the meaning as laid down in the Supply Agreement between Transphorm and Nexperia dated April 4, 2018);
l.“Triggered Assignment” has the meaning ascribed in Section 2.d below.

2.	License.
a.    Transfer of Epi Technology. Transphorm shall execute and shall cause Subsidiary to execute the plan for transfer of Epi Technology to Subsidiary as laid down in Schedule 1 to this

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agreement, such that Subsidiary shall be able to produce full GaN on Silicon initial engineering Epi Wafers on or before April 1, 2020.
b.License to Subsidiary. Subject to Subsidiary’s full compliance with this Agreement, Transphorm hereby grants to Subsidiary a nonexclusive, non-assignable and non-transferrable (except as permitted under Section 8.a of this Agreement), worldwide license, under the Licensed IP Rights (including any Modified IP), to perform the Services in accordance with the Services Agreement, as directed by Transphorm from time to time. The foregoing license in this Section 2.a will remain in effect until the earliest to occur of the following: (i) this Agreement ends or expires in accordance with the terms herein, (ii) after the Services Agreement becomes effective, the Services Agreement terminates or expires for any reason;
c.Sublicenses to Contractors. Subsidiary may sublicense its rights under Section 2.a above to any contractor approved by Transphorm in writing (“Approved Contractor”), to the extent such Approved Contractor provides any portion of the Services on behalf of Subsidiary or on behalf of Transphorm, solely as requested and approved by Transphorm. If Subsidiary sublicenses any of its rights under Section 2.a above to an Approved Contractor in accordance with the foregoing clause, such sublicense will be limited to enable the Approved Contractor to solely perform Services in accordance with the Services Agreement. Transphorm may terminate at any time with written notice to Subsidiary any sublicense granted by Subsidiary to such an Approved Contractor, in whole or in part. Subsidiary will ensure that each Approved Contractor has entered in to an agreement that includes confidentiality provisions and other terms and conditions that are at least as protective of Transphorm as this Agreement, and Subsidiary will remain responsible jointly with such Approved Contractor for any breaches or misuse of Transphorm Intellectual Property Rights committed by such an Approved Contractor.
d.New IP Developments. To the extent that Subsidiary develops (itself or through any other party) any improvements to, extensions of, additions to, or other modifications of the Licensed Technology and/or Licensed IP Rights (“Modified IP”), Subsidiary hereby assigns to Transphorm full ownership of all such Modified IP, together with all related Intellectual Property Rights. The foregoing assignment in this Section 2.c will automatically apply to all Modified IP and related Intellectual Property Rights upon their creation. Subsidiary will disclose to Transphorm on an ongoing basis any and all Modified IP created by or for Subsidiary
i.    Unassignable Rights. Subsidiary hereby waives any moral rights and any other Intellectual Property Rights that are not assignable under applicable laws or regulations, including the right to identification of authorship or limitation on subsequent modification, that Subsidiary or its employees or contractors may have in any Modified IP assigned to Transphorm under this Agreement.
ii.    Assistance. Subsidiary agrees to assist Transphorm, or its designee, at Subsidiary's expense, in every proper way to secure Transphorm's rights in the Modified IP, including the execution of all applications, specifications, oaths, assignments, and all other instruments that Transphorm may deem necessary in order to apply for and obtain such rights and in order to assign and convey to Transphorm, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Modified IP. Subsidiary further agrees that Subsidiary's obligation to execute or cause to be executed, when it is in Subsidiary's power to do so, any such application, specification, oath assignment, or other instrument will continue after the termination or expiration

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of this Agreement. Subsidiary agrees that if Transphorm is unable because of Subsidiary’s unavailability, incapacity, or for any other reason, to secure Subsidiary’s signature to apply for or to pursue any application or registrations for any IP Rights covering the Modified IP, then Subsidiary hereby irrevocably designates and appoints Transphorm and its duly authorized officer, agent and attorney in fact, to act for and on Subsidiary’s behalf to execute and file any such applications and registrations and to do all other lawfully permitted acts to further the prosecution and issuance of patents or other registrations of such Intellectual Property Rights with the same legal force and effect as if executed by Subsidiary.
e.Assignment of Agreement for a License Trigger Event. Upon the occurrence of a License Trigger Event, Subsidiary may be acquired by a third party approved by both Transphorm and Nexperia (a “Designated Acquirer”) in accordance with Section 4.3 of the Nexperia Supply Agreement entered into by Transphorm and Nexperia. In the event of such an acquisition, Subsidiary will have the right to assign this Agreement, including the license granted in Section 2.a. above, to the Designated Acquirer (a “Triggered Assignment”).
iii.    Scope of License upon Triggered Assignment. Unless otherwise agreed by the Parties in writing, the license in Section 2.a. above will be automatically modified upon the occurrence of a Triggered Assignment such that (a) the Subsidiary will only be allowed to make and have made products under the Services Agreement exclusively for Nexperia, and (b) the Subsidiary will only be allowed to sell, offer for sale and import products manufactured under the Services Agreement exclusively to and for Nexperia.

3.	Economics.
a.    License Fees. The license in Section 2.a above is fully paid up and royalty free as of the Effective Date and will remain royalty free until the occurrence of a Triggered Assignment. Upon the occurrence of a Triggered Assignment, the license in Section 2.a above will automatically become royalty-bearing starting with the date of the Triggered Assignment, and Subsidiary and/or the Designated Acquirer will start to pay to Transphorm a license fee, as negotiated in good faith at that time by the Designated Acquirer and Transphorm. The Parties expect that the license fee will be determined using a good faith market based royalty, provided that the royalty portion in itself shall not be reason for an increase in the Wafer price to Nexperia. For clarity, final future wafer pricing for various epi-wafer products by the Designated Acquirer will be subject to good faith market discussions between Nexperia and the Designated Acquirer, assisted by Transphorm as reasonably required. Transphorm will not make any payments under this Agreement to Subsidiary.
b.    Taxes. The Parties do not expect that any taxes or similar assessments or charges will be due under any jurisdiction, law or regulatory framework (including under any United States Federal or State laws or regulations, or under any foreign laws or regulations) in connection with this Agreement. If any such taxes or assessments may become due, the Parties will collaborate in good faith to restructure this Agreement as necessary and in accordance with applicable laws to minimize any such taxes or assessments.

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4.	Representations and Warranties of Transphorm.
Transphorm represents and warrants to Subsidiary as follows:
a.Organization, Good Standing and Qualification. Transphorm is a company duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted.
b.Due Authorization. The execution, delivery of, and the performance of the obligations of Transphorm under this Agreement has been authorized by all necessary corporation action as of the Effective Date and constitutes the valid and legally binding obligation of Transphorm, enforceable against Transphorm in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.
c.No Conflicting Obligations. The execution, delivery of, and performance of the obligations of Transphorm under this Agreement do not (i) violate or conflict with, or cause a default under any agreement, instrument, order or decree to which Transphorm is a party or by which Transphorm is bound, and (ii) violate any statute, regulation, rule or other law.

5.	Representations and Warranties of Subsidiary.
Subsidiary represents and warrants to Transphorm as follows:
a.Organization, Good Standing and Qualification. Subsidiary is a company duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted.
b.Due Authorization. The execution, delivery of, and the performance of the obligations of Subsidiary under this Agreement has been authorized by all necessary corporation action as of the Effective Date and constitutes the valid and legally binding obligation of Subsidiary, enforceable against Subsidiary in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.
c.No Conflicting Obligations. The execution, delivery of, and performance of the obligations of Subsidiary under this Agreement do not (i) violate or conflict with, or cause a default under any agreement, instrument, order or decree to which Subsidiary is a party or by which Subsidiary is bound, and (ii) violate any statute, regulation, rule or other law.

6.	No Other Warranties.
Except for the express representations and warranties made by Transphorm in Section 4 of this Agreement and for the express representations and warranties made by Subsidiary under Section

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5 of this Agreement, neither Party makes any other representations or warranties in connection with this Agreement to the other Party or to any other party, AND EACH PARTY DISCLAIMS AND THE OTHER PARTY HEREBY WAIVES, ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, ARISING BY LAW
OR OTHERWISE, IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITH RESPECT TO THE LICENSED TECHNOLOGY, AND LICENSED IP RIGHTS, AND INCLUDING ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

7.	Confidentiality.
a.    “Confidential Information” means any information disclosed by one Party to the other Party in connection with this Agreement that is in written, oral, electronic, graphic, or other tangible or intangible form and is marked “Confidential”, “Proprietary” or in some other manner to indicate its confidential nature, or that should reasonably be construed as confidential based on the context of the disclosure or based on the nature of the information. The terms and conditions of this Agreement will be the Confidential Information of each Party, provided however that each Party will be allowed to publicly disclose the existence of this Agreement but not its actual terms and conditions. Notwithstanding anything to the contrary, the Licensed Technology and Licensed IP Rights will remain and be considered the Confidential Information of Transphorm.
b.    Exclusions. Confidential Information will exclude any information that (i) was at the time of disclosure, or later becomes generally known and available in the public domain, through no fault of the receiving Party; (ii) is publicly disclosed with the prior written approval of the disclosing Party; (iii) was, or is later independently developed by the receiving Party without any use of the disclosing Party’s Confidential Information; or (iv) becomes known to the receiving Party from a source other than the disclosing Party and not in violation of the disclosing Party’s rights.
c.    Obligations. With respect to Confidential Information of the other Party received, shared or otherwise accessed by each Party under this Agreement, (i) each Party will treat such Confidential Information as confidential and will handle it using at least the same procedures and degree of care which it uses to prevent the misuse and disclosure of its own confidential information of like importance, but in no event less than reasonable care, (ii) each Party will only use such Confidential Information as expressly permitted under this Agreement and to the extent reasonably necessary to conduct the transactions and activities described in this Agreement, and (iii) neither Party will disclose any such Confidential Information to any other party or individuals, including its own employees, consultants and representatives, except (1) to the extent reasonably needed to exercise that Party’s rights and discharge its obligations expressly granted in this Agreement, and subject to confidentiality and nonuse obligations at least as protective of the other Party as those set forth in this Agreement, or (2) to the extent permitted under Section 7(d) below.

8.	General.

a.
Nexperia Approval: Parties acknowledge that the present agreement is entered into to preserve the legitimate interests of Nexperia B.V. and its affiliates under the “Transphorm Inc, Series 3 Preferred Stock Financing and Related Transactions” dated

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April 4th, 2018 (the “Series 3 Preferred Agreements”). Parties agree that this agreement creates enforceable obligations towards Nexperia, and any amendment of this Agreement is subject to Nexperia B.V.’s prior written approval, except for any amendment made in good faith by Transphorm for corporate or administrative purposes, and provided that such amendment does not diminish the rights of Nexperia B.V. under this Agreement or under the Series 3 Preferred Agreements.
b.Assignment.
iv.    Transphorm (and any subsequent Transphorm assignee) may assign this Agreement to a third party that agrees to be bound by its terms and conditions, in which case Transphorm (or its assignee) will notify Subsidiary about the assignment upon conclusion of such assignment and identify the respective assignee.
v.    Subsidiary shall not assign or delegate this Agreement and/or any of its rights or obligations under this Agreement, either in whole or in part, without the prior written consent of Transphorm, which consent may be withheld by Transphorm in Transphorm’s sole discretion. For clarification, the foregoing assignment prohibition includes any direct or indirect assignment or attempt to assign this Agreement, whether through a corporate reorganization, by operation of law, change of control, acquisition, merger, or any other corporate transaction (including any reverse triangular merger or similar transaction). Notwithstanding the foregoing, Transphorm will grant consent to Subsidiary to assign this Agreement to a Designated Acquirer upon the occurrence of a Triggered Assignment. Any attempted assignment in violation of the foregoing clauses of this Section 9.a.ii will be void.
c.    Term and Termination. This Agreement becomes effective as of the Effective Date and continues in effect until terminated as specified below:
i.    This Agreement may be terminated with the mutual written approval of each Party.
ii.    This Agreement may be terminated by a Party in the event of a material breach by the other Party, where such material breach is not substantially remedied within sixty days of written notice provided by the nonbreaching Party and describing the breach.
iii.    This Agreement may be terminated by a Party if the other Party ceases to do business without a permitted successor, makes an assignment for the benefit of creditors, or files or has filed against it a petition of bankruptcy or other insolvency proceeding.
iv.    If the Services Agreement becomes effective, and if subsequently the Services Agreement terminates or expires for any reason, this Agreement will automatically terminate upon such termination or expiration of the Services Agreement.
d.    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California excluding that body of law pertaining to conflict of laws.
e.    Arbitration and Venue. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in San Francisco, California before one arbitrator. The arbitration shall

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be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, unless the Parties agree in good faith to JAMS' Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.
f.Severability. If any provision of this Agreement is for any reason found to be unenforceable, the remainder of this Agreement will continue in full force and effect.
g.Notices. Any notices under this Agreement will be sent by certified or registered mail, return receipt requested, to the address specified below or such other address as the party specifies in writing. Such notice will be effective two (2) days after mailing as specified.
h.Complete Understanding; Modification. This Agreement, together with its exhibits, constitutes the complete and exclusive understanding and agreement of the parties and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.
i.Reservation of Rights. Neither Party grants to the other Party or to any other party any license or right, whether by implication, estoppel or otherwise, except for the licenses and rights expressly provided in this Agreement by that Party. Each Party reserves all of its rights other than the rights expressly granted in this Agreement.
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Confidential
IN WITNESS WHEREOF, the Parties hereto have executed this Intracompany License Agreement as of the date first above written.

Transphorm Japan Epi, Inc. a Japanese corporation

	By:	/s/ P.A. Parikh
[name] Primit Parikh
[title] Representative Director

Transphorm, Inc., a Delaware corporation

	By:	/s/ Mario Rivas
[name] Mario Rivas
[title] Chief Executive Officer

Read and approved
Nexperia B.V. A Dutch limited liability company

	By:	/s/ Charles Smit
Charles Smit General Counsel

Schedule 1: Epi Technology Transfer Plan and Estimated Cost/Activity Plan

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